Exhibit 99.1

Contact Information:

Investors:	Media:
Weight Watchers International, Inc.	Brainerd Communicators, Inc.
John Sweeney, CFA	John Lobello
Director of Investor Relations / Financial Analysis	(212) 986-6667
(516) 390-1526

Brainerd Communications, Inc.
John Buckley
(212) 986-6667

WEIGHT WATCHERS ANNOUNCES FIRST QUARTER 2004

RESULTS

WOODBURY, N.Y., May 11, 2004 — Weight Watchers International, Inc. (NYSE: WTW) today announced results for the first quarter ended April 3, 2004.

For the first quarter of 2004, net revenues grew 11.9% to $281.4 million, as compared to $251.5 million for the first quarter of 2003. Worldwide attendance growth in company-owned operations was 10.4%.

Operating income for the first quarter of 2004 was $82.2 million, an increase of 3.5% from $79.4 million in the prior year’s first quarter. Net income, before an $11.9 million one-time charge for the cumulative effect of accounting change, net of tax, increased by 20% to $48.7 million from $40.6 million in the first quarter of 2003.

Fully-diluted earnings per share were $0.47 for the quarter, excluding a $0.02 charge for the early extinguishment of debt and the $0.11 one-time charge for the cumulative effect of accounting change, net of tax.  This compares to fully-diluted earnings per share of $0.39 in the first quarter 2003, excluding unrealized gains and losses associated with the marking-to-market of foreign currency denominated debt, net of hedges. Including these items in both years, fully-diluted earnings per share were $0.34 in the first quarter of 2004 and $0.37 in the first quarter of 2003.

The $11.9 million charge, net of tax, resulted from the required adoption by the company of FASB’s revised ruling, FIN 46R, Consolidation of Variable Interest Entities, issued in late December 2003. This charge records the cumulative prior activity of WeightWatchers.com, Inc., as if it had been consolidated from its date of inception in September 1999 with Weight Watchers International, Inc, from its date of inception in September 1999. On a quarterly basis going forward, Weight Watchers International will consolidate WeightWatchers.com’s operating results with its own results.

Commenting on the Company’s results, President and Chief Executive Officer Linda Huett, said, “In the first quarter of 2004, Weight Watchers continued to deliver strong financial results.  The first quarter was characterized by stronger performance in our international operations, offset by continuing weak trends in our US operations.  The current weakness in US attendance is worse than we had expected. We now anticipate earning between $1.70 and $1.80 per fully-diluted share in 2004, excluding the impact of the WeightWatchers.com consolidation and charges associated with the early extinguishment of debt.”

First Quarter Conference Call

The Company has scheduled a conference call today at 5:00 p.m. ET. During the conference call, Linda A. Huett, President and CEO, and Ann M. Sardini, CFO, will discuss first-quarter results and answer questions from the investment community. Live audio of the conference call will be webcast at www.weightwatchersinternational.com.

About Weight Watchers International, Inc.

Weight Watchers International, Inc. is the world’s leading provider of weight loss services, operating in 30 countries through a network of company-owned and franchise operations.  Weight Watchers holds over 46,000 weekly meetings where members receive group support and education about healthy eating patterns, behavior modification and physical activity.  In addition, Weight Watchers offers a wide range of products, publications and programs for those interested in weight loss and weight control.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and beliefs, as well as a number of assumptions concerning future events. These statements are subject to risks, uncertainties, assumptions and other important factors. Readers are cautioned not to put undue reliance on such forward-looking statements because actual results may vary materially from those expressed or implied. The reports filed by the company pursuant to United States securities laws contain discussions of these risks and uncertainties. Weight Watchers International assumes no obligation to, and expressly disclaims any obligation to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are advised to review our filings with the United States Securities and Exchange Commission (which are available from the SEC’s EDGAR database at http://www.sec.gov, at various SEC reference facilities in the United States and via the company’s website at http://www.weightwatchersinternational.com).

# # #

WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(IN MILLIONS)

	April 3, 2004	January 3, 2004

ASSETS
Current assets	$116.3	$114.6
Property and equipment, net	18.0	15.7
Goodwill, trademarks and other intangible assets, net	524.7	522.6
Deferred income taxes	96.2	109.8
Deferred financing costs, other	6.8	7.0
TOTAL ASSETS	$762.0	$769.7

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$150.8	$134.2
Long-term debt	433.4	454.3

TOTAL LIABILITIES	584.2	588.5

Shareholders’ equity	177.8	181.2

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$762.0	$769.7

WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

	Three Months Ended
	April 3, 2004	March 29, 2003

Revenues, net	$281.4	$251.5
Cost of revenues	131.0	113.3
Gross profit	150.4	138.2
Marketing expenses	46.5	41.5
Selling, general and administrative expenses	21.7	17.3
Operating income	82.2	79.4
Interest expense, net	4.4	10.1
Other (income) / expense, net	(3.8)	3.1
Early extinguishment of debt	3.3	—
Income before income taxes and cumulative effect of accounting change	78.3	66.2
Provision for income taxes	29.6	25.6
Income before cumulative effect of accounting change	48.7	40.6

Cumulative effect of accounting change, net of tax	(11.9)	—
Net income	$36.8	$40.6

Basic Earnings Per Share:
Income before cumulative effect of accounting change	$0.46	$0.38
Cumulative effect of accounting change	(0.11)	—
Net income	$0.35	$0.38

Diluted Earnings Per Share:
Income before cumulative effect of accounting change	$0.45	$0.37
Cumulative effect of accounting change	(0.11)	—
Net income	$0.34	$0.37

Weighted average common shares outstanding:
Basic	106.0	106.4
Diluted	108.6	109.7

WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

OPERATIONAL STATISTICS

(IN MILLIONS)

	Three Months Ended
	Apr 3, 2004	Mar 29, 2003

Attendance
North America	9.9	8.9
International	8.0	7.4
Total Attendance	18.0	16.3

Supplemental Attendance Detail
UK	3.8	3.6
CE	3.2	2.8
Other	1.0	1.0
Total International Attendance	8.0	7.4

North America
Meeting Fees	107.2	95.5
Product Sales	41.7	46.2
Total	148.9	141.7

International
Meeting fees	73.3	58.0
Product Sales	44.7	35.7
Total	118.0	93.7

Total WWI Sales
Meeting Fees	180.5	153.5
Product Sales	86.4	82.0
Domestic Franchise Commissions	4.2	7.1
Foreign Franchise Commissions	1.9	1.7
All Other	8.3	7.2
Total WWI Sales	281.4	251.5

Note: Totals may not sum due to rounding.  Figures are rounded to the nearest one hundred thousand; percentage changes are based on rounded figures except for attendance percentage changes which are based on rounded figures to the nearest thousand.